Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181409

PROSPECTUS SUPPLEMENT NO. 4
DATED March 13, 2013
(To Prospectus Dated March 13, 2013)

This Prospectus Supplement No. 4, dated March 13, 2013 (“Supplement No. 4”), filed by Aeolus Pharmaceuticals, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated March 13, 2013 (as amended and supplemented from time to time, the “Prospectus”).  This Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus relates to the public sale, from time to time, of up to 88,714,577 shares of the Company’s common stock by the selling stockholders identified in the Prospectus.

The information attached to this Supplement No. 4 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 4.

This Supplement No. 4 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on March 7, 2013.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 4 is March 13, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2013

AEOLUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150

Mission Viejo, California 92691

(Address of Principal Executive Offices, Including Zip Code)

949-481-9825

(Registrant’s Telephone Number, Including Area Code)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 4, 2013, Aeolus Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) to sell and issue to the Purchasers in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, an aggregate of 1,562,000 units (the “Units”) at a purchase price of $0.25 per unit, resulting in aggregate gross proceeds to the Company of $390,500 (the “Private Placement”).  Each Unit consists of (i) one share of the Company’s common stock (the “Common Shares”) and (ii) a five year warrant to purchase one share of the Company’s common stock (the “Warrants”).  The Warrants have an initial exercise price of $0.25 per share.

In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) within 45 days from closing to register the resale of the Common Shares and shares of common stock issuable upon exercise of the Warrants (collectively, the “Registrable Securities”).  The Company also agreed to use its best efforts to have the registration statement declared effective as promptly as possible after the filing thereof, but in any event within 120 days (180 days if the Company receives comments from the Commission) from the filing date.  The Company agreed to keep the Registration Statement continuously effective until the earlier to occur of (i) the date after which all of the Registrable Securities registered thereunder have been sold and (ii) the date on which all of the Registrable Securities covered by the registration statement may be sold without volume restrictions pursuant to Rule 144 under the Securities Act.

In the event (i) the registration statement has not been filed by the agreed upon filing date, (ii) an acceleration request has not been filed within five trading days of the date which the Company is notified that the registration statement will not be reviewed by the Commission staff or is not subject to further review and comment by the Commission staff, (iii) the registration statement has not been declared effective by the required effectiveness date, or (iv) sales cannot be made pursuant to such registration statement for any reason (other than by reason of a permissible delay under the terms of the Registration Rights Agreement) after the registration statement has been declared effective by the Commission (each such event, a “Registration Default”), then the Company has agreed to pay each Purchaser as liquidated damages an amount equal to 0.5% of the purchase price paid by each such Purchaser with respect to any Registrable Securities then held and not registered pursuant to an effective registration statement, per each 30-day period or portion thereof during which the Registration Default remains uncured thereafter.

In addition, the Company issued warrants to purchase an aggregate of 357,000 Common Shares to placement agents for services rendered in the Private Placement and in the Company’s private placement of Common Shares and warrants announced on February 19, 2013.  The warrants issued to the placement agents are in substantially the same form as the Warrants.

The foregoing description of the Private Placement does not purport to be complete and is qualified in its entirety by reference to the form of Securities Purchase Agreement, the form of Registration Rights Agreement and the form of Warrant entered into between the Company and each of the Purchasers, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

The information contained in Item 1.01 above with respect to the Private Placement of the Units is incorporated by this reference into this Item 3.02.  The securities described in Item 1.01 were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.  The Securities Purchase Agreement executed in connection therewith contains representations to support the Company’s reasonable belief that, among other things, the Purchasers had access to information concerning its operations and financial condition, that the Purchasers acquired the securities for their own account and not with a view to the distribution thereof, and that each Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  The securities described in Item 1.01 above are deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.  Accordingly, the securities sold in the Private Placement may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description of Exhibit
10.1	Form of Securities Purchase Agreement, dated March 4, 2013.
10.2	Form of Registration Rights Agreement, dated March 4, 2013.
10.3	Form of Warrant, dated March 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 6, 2013                                                           AEOLUS PHARMACEUTICALS, INC.

/s/ Russell Skibsted
                    Russell Skibsted
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Form of Securities Purchase Agreement, dated March 4, 2013.
10.2	Form of Registration Rights Agreement, dated March 4, 2013.
10.3	Form of Warrant, dated March 4, 2013.